Filed Pursuant to Rule 424(b)(5)
Registration No. 333-111185

PROSPECTUS SUPPLEMENT

(To Prospectus Dated December 29, 2003)

$250,000,000

6.25% Debentures due 2034

The debentures will bear interest at the rate of 6.25% per year. Interest on the debentures is payable on May 1 and November 1 of each year, beginning on November 1, 2004. The debentures will mature on May 1, 2034. We may redeem some or all of the debentures at any time. The redemption prices are discussed under the caption “Description of the Debentures—Optional Redemption.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the debentures involves risks. See “Risk Factors” beginning on page 1 of the accompanying prospectus.

	Per Debenture	Total
Public Offering Price	98.444%	$246,110,000
Underwriting Discount	0.875%	$ 2,187,500
Proceeds to the Company (before expenses)	97.569%	$243,922,500

Interest on the debentures will accrue from May 4, 2004 to date of delivery.

The underwriters expect to deliver the debentures to purchasers in book-entry form only, on or about May 4, 2004.

Joint Book-Running Managers

Citigroup	Credit Suisse First Boston	JPMorgan

Senior Co-Managers

BNP PARIBAS	Merrill Lynch & Co.

Co-Managers

Lazard

Barclays Capital

Daiwa Securities America Inc.

ABN AMRO Incorporated

SunTrust Capital Markets, Inc.

April 29, 2004

In making your investment decision, you should rely only on the information contained in this prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date. Neither the delivery of this prospectus supplement nor any sale made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus supplement.

Prospectus Supplement

Prospectus

THE COMPANY

Union Pacific Corporation (referred in this prospectus supplement as “we,” “us,” “our” or the “Company”) operates primarily as a rail transportation provider, through Union Pacific Railroad Company (“UPRR”), its principal operating company, which is the largest railroad in North America, covering 23 states across the western two-thirds of the United States.

Our executive offices are located at 1416 Dodge Street, Omaha, Nebraska 68179, and our telephone number is (402) 271-5777. We will, upon request, provide without charge to each person to whom this prospectus supplement and the accompanying prospectus is delivered a copy of any or all of the documents incorporated or deemed to be incorporated by reference into this prospectus supplement or the accompanying prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests should be directed to: Union Pacific Corporation, 1416 Dodge Street, Omaha, Nebraska 68179, Attention: Corporate Secretary (telephone (402) 271-5777).

RECENT DEVELOPMENTS

First Quarter Overview

On April 29, 2004 we reported $.63 per diluted share, or $165 million in income from continuing operations in the first quarter of 2004 compared to $.57 per diluted share for continuing operations in the first quarter of 2003. Including the effects of income from discontinued operations and an accounting change, first quarter 2003 net income was $1.67 per diluted share or $429 million.

Included in the 2004 first quarter expenses was a charge for the Arkansas Supreme Court decision upholding a $35.8 million jury verdict, including interest, against UPRR for a 1998 grade-crossing accident. In addition, we also recorded a $38.6 million one-time reduction in state tax liabilities.

We reported a first quarter record $2.9 billion in 2004 operating revenue compared to last year’s $2.7 billion. Operating income in the first quarter of 2004 was $314 million compared to $369 million for the same period in 2003.

•	Commodity revenue in the first quarter of 2004 was up 7 percent to $2.8 billion, compared to $2.6 billion in 2003.

•	First quarter 2004 average revenue per car was $1,214 per car, versus $1,188 last year.

•	The operating margin decreased to 10.9 percent in the first quarter of 2004 from 13.5 percent in 2003 due to increased service costs and the Arkansas Supreme Court decision.

Network Performance

At the beginning of 2003, the overall economic outlook was uncertain. After experiencing a soft economy in 2001 and 2002, we set employment levels in anticipation of a flat economy again in 2003. During the third quarter of 2003, the economy started to rebound and we saw record-level volumes in the fourth quarter of 2003, which required crew staffing that exceeded our manpower capacity. As a result, we experienced operational challenges and incurred additional operating expenses as crew utilization costs and car cycle times increased due to slower velocity. To alleviate the situation, we accelerated hiring efforts and temporarily brought in over 200 train service personnel from alternative sources, including other railroads, and we also initiated plans to accelerate planned locomotive acquisitions.

In January of 2004, progress was evident as our velocity was improving even though demand continued to be strong. However, severe winter weather conditions and derailments experienced in key through-freight locations strained our network and further hampered our ability to restore network fluidity. As network speed and operating efficiency deteriorated, the need for additional train crews, locomotives, freight cars and capacity increased, resulting in additional failure costs such as higher salary, equipment rent, fuel and other expenses.

Hiring and training efforts continue at a significant rate as nearly 1,000 trainmen were placed in service during the first quarter of 2004, and we expect an additional 1,400 in the second quarter of 2004. By September of this year, approximately 3,700 new employees will be added into train service. In addition to hiring and training crews, we have accelerated locomotive acquisitions to improve velocity. During 2004, we plan to acquire 270 new locomotives and put in service an additional 350 units under short-term leases, some of which have already entered our system. Limited steps have also been taken to reduce volume levels and thereby help to restore network fluidity. We are prepared to take further actions to reduce business levels if service metrics do not improve. In addition, we have established special customer service contacts in critical locations and temporary transload facilities in key terminals to alleviate congestion and manage the increased demand.

We believe we have identified and understand the underlying causes of our service issues and that we are taking the right steps to address those issues. We are uncertain as to when velocity and network performance will be restored to acceptable operating levels. Our future results will be a function of the pace of our service improvement, which will be indicated by our train velocity, car volume and other operating metrics, all of which are updated weekly on our website.

USE OF PROCEEDS

We expect to use the net proceeds from this offering for the repayment of outstanding commercial paper borrowings, other debt obligations and general corporate purposes. At April 29, 2004, we had $250 million of commercial paper outstanding with a weighted average interest cost of 1.1418% per annum.

CAPITALIZATION

The following table presents the consolidated capitalization of the Company (i) as of December 31, 2003, and (ii) as adjusted for the net proceeds from the issuance of the debentures offered hereby.

	December 31, 2003
	Actual	As Adjusted
	(in millions)
Cash and temporary investments	$527	$771

Total debt:
Debentures offered hereby	$—	$250 (1)
Notes and debentures	5,361	5,361
Capitalized leases	1,531	1,531
Medium term notes	508	508
Equipment obligations	374	374
Commercial paper	—	—
Mortgage bonds	152	152
Tax-exempt financings	168	168
Unamortized discount	(105)	(109)

Total	$7,989	$8,235
Debt due within one year	(167)	(167)

Total long-term debt	$7,822	$8,068
Shareholders’ equity	12,354	12,354

Total capitalization	$20,176	$20,422

(1)	Simultaneous to this issuance of the $250 million of 6.25% fixed rate debt maturing May 1, 2034, we plan to issue an additional $250 million of 5.375% fixed rate debt maturing May 1, 2014, which is not reflected above.

As of April 29, 2004, we had $2.0 billion in revolving credit facilities available, of which $1.0 billion under a 364-day facility expires in March 2005, with the remaining $1.0 billion under a 5-year term expiring in March 2009. The credit facilities are with various United States and foreign banks and are available to support commercial paper borrowings and for other purposes. As of April 29, 2004, there were no outstanding borrowings under the credit facilities, and there was $250 million in commercial paper outstanding.

SUMMARY FINANCIAL INFORMATION

The following is a consolidated summary of earnings for each of the years ended December 31, 2003 and 2002. The information was derived from the audited consolidated financial statements of the Company and its subsidiary companies. You should read the following data together with the Consolidated Financial Statements (and related notes) and Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Annual Report on Form 10-K for the year ended December 31, 2003 and our Annual Report on Form 10-K, as amended, for the year ended December 31, 2002.

	Year Ended December 31,
	2003	2002
Operating Revenues	$11,551	$11,159
Operating Expenses	9,418	8,906

Operating Income	2,133	2,253
Other Income	78	324
Interest Expense	(574)	(632)

Income before Income Taxes	1,637	1,945
Income Taxes	(581)	(680)

Income from Continuing Operations	1,056	1,265
Income from Discontinued Operations, Net of Tax	255	76
Cumulative Effect of Accounting Change, Net of Tax	274	—

Net Income	$1,585	$1,341

Ratio of Earnings to Fixed Charges(1)	3.2	3.4

(1)	The ratio of earnings to fixed charges is based on continuing operations. Earnings represent income before discontinued operations and cumulative effect of accounting change, less equity in undistributed earnings of unconsolidated affiliates, plus fixed charges and income taxes. Fixed charges represent interest charges, amortization of debt discount and the estimated amount representing the interest portion of rental charges.

DESCRIPTION OF THE DEBENTURES

The following description of the debentures offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth in the accompanying prospectus, to which description reference is hereby made.

General

The debentures are initially being offered in the principal amount of $250,000,000. We may, without the consent of the holders, increase such principal amount of the debentures in the future, on the same respective terms and conditions and with the same respective CUSIP number, as the securities being offered hereby. We will not issue any such additional securities unless the further securities are fungible with those being issued hereby for U.S. federal income tax purposes. Each debenture will bear interest at 6.25% per annum. Interest on each debenture will be payable semiannually on May 1 and November 1 of each year, commencing November 1, 2004, to the person in whose name the debenture is registered, subject to certain exceptions as provided in the indenture, at the close of business on April 15 and October 15 (each, a “Record Date”) immediately preceding such May 1 or November 1. The debentures will mature on May 1, 2034. Interest on the debentures will be paid on the basis of a 360-day year consisting of twelve 30-day months. The debentures will be issued under an Indenture dated as of April 1, 1999, between JPMorgan Chase Bank, as Trustee, and us.

Optional Redemption

The debentures will be redeemable in whole or in part at any time and from time to time, at our option, at a redemption price equal to the greater of (i) 100% of the principal amount of the debentures to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the then current Treasury Rate plus 20 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

“Treasury Rate” means, with respect to any redemption date, (i) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month) or (ii) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third Business Day preceding the redemption date.

“Business Day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York and on which banking institutions and trust companies are open for business in New York, New York.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debentures to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such debentures.

“Comparable Treasury Price” means (i) the average of three Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Independent Investment Banker obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Citigroup Global Markets Inc., Credit Suisse First Boston LLC or J.P. Morgan Securities Inc., or, if such firms are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.

“Reference Treasury Dealer” means (i) Citigroup Global Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. and their respective successors, provided, however, that if any of the foregoing is not at the time a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we shall substitute therefor another Primary Treasury Dealer and (ii) any other Primary Treasury Dealer selected by the Independent Investment Banker after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

Notice of the redemption will be mailed to holders of the debentures to be redeemed by first-class mail at least 30 and not more than 60 days prior to the date fixed for redemption. If fewer than all of the debentures are to be redeemed, the Trustee will select, not more than 60 days prior to the redemption date, the particular securities or portions thereof for redemption from the outstanding securities not previously called by such method as the Trustee deems fair and appropriate.

Sinking Fund

There is no provision for a sinking fund for the debentures.

Defeasance

Under certain circumstances, we will be deemed to have discharged the entire indebtedness on all of the outstanding debentures by defeasance. See “Description of Debt Securities—Defeasance of the Indentures and Debt Securities” in the accompanying prospectus for a description of the terms of any such defeasance and the tax consequences thereof.

Book-Entry System

The debentures will be issued in the form of one or more fully registered Global Securities that will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depository”) and registered in the name of the Depository’s nominee.

Upon the issuance of a Global Security, the Depository will credit, on its book-entry registration and transfer system, the principal amount of the debentures represented by such Global Security to the accounts of institutions that have accounts with the Depository or its nominee (“Participants”). The accounts to be credited will be designated by the underwriters, dealers or agents. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depository (with respect to Participants’ interests), the Participants and others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with Participants, either directly or indirectly (“indirect participants”). The laws of some states may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, such persons may be prohibited from purchasing beneficial interests in a Global Security from any beneficial owner or otherwise.

So long as the Depository’s nominee is the registered owner of a Global Security, such nominee for all purposes will be considered the sole owner or holder of the debentures represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the debentures in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depository and, if such person is not a Participant, on the procedures of the Participant and, if applicable, the indirect participant, through which such person owns its interest, to exercise any rights of a holder under the Indenture. We understand that under existing practice, in the event that we request any action of the holders or a beneficial owner desires to take any action a holder is entitled to take, the Depository would act upon the instructions of, or authorize, the Participant to take such action.

We expect that the Depository or its nominee, upon receipt of any payment of principal or interest, will immediately credit the accounts of the Participants with such payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of the Depository or such nominee.

If DTC is at any time unwilling, unable or ineligible to continue as depositary for a Global Security and a successor depositary is not appointed by the Company within 90 days, we will issue certificated debentures in definitive form in exchange for such Global Security. In addition, we may at any time determine not to have the debentures represented by a Global Security, and, in such event, will issue certificated debentures in definitive form in exchange for such Global Security. In either instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of certificated debentures in definitive form equal in principal amount to such beneficial interest in such Global Security and to have such certificated debentures registered in its name. Certificated debentures so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

See “Description of Debt Securities” in the accompanying prospectus for additional information concerning the debentures, the Indenture and the book-entry system.

UNDERWRITING

Citigroup Global Markets Inc., Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. are acting as joint book-running managers of the offering and representatives of the underwriters named below.

Subject to the terms and conditions stated in the underwriting agreement dated as of the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of securities set forth opposite the underwriter’s name.

Underwriter	Principal Amount of the Debentures
Citigroup Global Markets Inc.	$57,500,000
Credit Suisse First Boston LLC	57,500,000
J.P. Morgan Securities Inc.	57,500,000
BNP Paribas Securities Corp.	16,250,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	16,250,000
Lazard Frères & Co. LLC	12,500,000
Barclays Capital, Inc.	12,500,000
Daiwa Securities America Inc.	7,500,000
ABN AMRO Incorporated	6,250,000
SunTrust Capital Markets, Inc.	6,250,000

Total	$250,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the debentures included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the debentures if they purchase any of the debentures.

The underwriters propose to offer some of the debentures directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the debentures to dealers at the public offering price less a concession not to exceed 0.500% of the principal amount of the debentures. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the debentures on sales to other dealers. After the initial offering to the public, the representatives may change the public offering price and concessions.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriter in connection with this offering (expressed as a percentage of the principal amount of the debentures).

Paid by the Company
Per debenture	0.875%

In connection with the offering, J.P. Morgan Securities Inc., on behalf of the underwriters, may purchase and sell debentures in the open market. These transactions may include over-allotment syndicate, covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of debentures in excess of the principal amount of debentures to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the debentures in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of debentures made for the purpose of preventing or retarding a decline in the market price of the debentures while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when J.P. Morgan Securities Inc., in covering syndicate short positions or making stabilizing purchases, repurchases debentures originally sold by that syndicate member.

Any of these activities may have the effect of preventing or retarding a decline in the market price of the debentures. They may also cause the price of the debentures to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriter commences any of these transactions, it may discontinue them at any time.

We estimate that our total expenses for this offering will be $100,000.

Lazard Frères & Co. LLC (“Lazard”) has entered into an agreement with Mitsubishi Securities (USA), Inc. (“Mitsubishi”) pursuant to which Mitsubishi provides certain advisory and/or other services to Lazard, including in respect of this offering. In return for the provision of such services by Mitsubishi to Lazard, Lazard will pay to Mitsubishi a mutually agreed upon fee.

Daiwa Securities America Inc. (“Daiwa”) has entered into an agreement with SMBC Securities, Inc. (“SMBC”) pursuant to which SMBC provides certain advisory and/or other services to Daiwa, including in respect of this offering. In return for the provision of such services by SMBC to Daiwa, Daiwa will pay to SMBC a mutually agreed upon fee.

Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. The underwriters and their affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of their respective businesses. J.P. Morgan Securities Inc. is an affiliate of JPMorgan Chase Bank, the Trustee under the Indenture.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL OPINIONS

The validity of the offered securities will be passed upon for us by James J. Theisen, Jr., Esquire, Senior Corporate Counsel of the Company, or another senior corporate counsel designated by us. Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, will pass upon the validity of the offered securities for the underwriters, dealers or agents, unless otherwise specified in the prospectus supplement. As of April 29, 2004, Mr. Theisen beneficially owns 1,037 shares of common stock, including retention shares granted under our 1993 Stock Option and Retention Stock Plan and 2001 Stock Incentive Plan, and holds options to purchase 1,600 additional shares of the common stock. Cravath, Swaine & Moore LLP has provided legal services from time to time to us and our affiliates.

$1,000,000,000

Debt Securities

Preferred Stock

Common Stock

Securities Warrants

We may sell from time to time, in one or more offerings:

•	Debt Securities

•	Preferred Stock

•	Common Stock

•	Warrants for Debt Securities or Preferred Stock

Debt securities and preferred stock may be convertible into debt securities, preferred stock or common stock.

The total offering price of these securities, in the aggregate, will not exceed $1,000,000,000. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement to this prospectus carefully before you invest.

See “ Risk Factors” beginning on page 1 for a discussion of certain risks that you should consider in connection with an investment in the securities.

We may offer the securities directly or through underwriters, agents or dealers. The supplements to this prospectus will designate the terms of our plan of distribution. The discussion under the heading “Plan Of Distribution” provides more information on this topic.

Our executive offices are located at 1416 Dodge Street, Omaha, Nebraska 68179, and our telephone number is (402) 271-5777. Our common stock is listed on the New York Stock Exchange under the symbol “UNP”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 29, 2003

The information contained in this prospectus is not complete and may be changed. You should only rely on the information incorporated by reference or provided in this prospectus or any supplement to this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement to this prospectus is accurate as of any date other than the date on the front of those documents.

The terms “Union Pacific,” “we,” “us” and “our” used in this prospectus refer to Union Pacific Corporation.

RISK FACTORS

In addition to the other information included in this prospectus and in the documents that are incorporated by reference (including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements” below), you should consider carefully the following factors in connection with an investment in our securities.

We Face Competition from Other Railroads and Other Types of Transportation

We are subject to price and service competition from other railroads, which operate parallel routes in many of our traffic corridors, in addition to operations providing other modes of transportation, including motor carriers and, to a lesser extent, ships, barges and pipelines. Competition is based primarily upon the rate charged and the transit time required, as well as the quality and reliability of the service provided. While we must build or acquire and maintain our rail system, trucks and barges are able to use public rights-of-way maintained by public entities. Any future improvements or expenditures materially increasing the quality of these alternative modes of transportation in the locations in which we operate, or legislation granting materially greater latitude for motor carriers with respect to size or weight limitations, could have a material adverse effect on our results of operations, financial condition and liquidity.

We Are Subject to Significant Governmental Regulation

We are subject to governmental regulation by a significant number of federal, state and local regulatory authorities with respect to our railroad operations and a variety of health, safety, labor, environmental and other matters. Our failure to comply with applicable laws and regulations could have a material adverse effect on us. Governments may change the legislative framework within which we operate without providing us with any recourse for any adverse effects that the change may have on our business. Also, some of the regulations require us to obtain and maintain various licenses, permits and other authorizations and we cannot assure you that we will continue to be able to do so.

We Are Subject to Significant Environmental Laws and Regulations

Our operations are subject to extensive federal, state and local environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the handling, storage, transportation and disposal of waste and other materials and cleanup of hazardous material or petroleum releases. We generate and transport hazardous and non hazardous waste in our current operations and we have also done so in our former operations. Environmental liability can extend to previously owned or operated properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by us. Environmental liabilities have arisen and may also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. We have been and may be subject to allegations or findings to the effect that we have violated, or are strictly liable under, these laws or regulations. We could incur significant costs as a result of any of the foregoing and we may be required to incur significant expenses to investigate and remediate environmental contamination. We have appropriately recorded current and long-term liabilities for future environmental costs.

Rising Fuel Costs Could Materially Adversely Affect Our Business

Fuel costs constitute a significant portion of our transportation expenses. Diesel fuel prices are subject to dramatic fluctuations. Significant price increases may have a material adverse effect on our operating results. Additionally, fuel prices and supplies are influenced significantly by international political and economic circumstances. If a fuel supply shortage were to arise from OPEC production curtailments, a disruption of oil imports or otherwise, higher fuel prices and any subsequent price increases would materially affect our operating results, financial condition and liquidity.

Some of Our Employees Belong to Labor Unions and Strikes or Work Stoppage Could Adversely Affect Our Operations

We are a party to collective bargaining agreements with various labor unions in the United States. Some of these agreements expire within the next two years. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. If the unionized workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs.

We May Be Affected by General Economic Conditions

Several of the commodities transported by our railroad subsidiary come from industries with cyclical business operations. As a result, prolonged negative changes in domestic and global economic conditions affecting the producers and consumers of the commodities carried by us may have an adverse effect on our operating results, financial condition and liquidity.

Severe Weather Could Result in Significant Business Interruptions and Expenditures

Severe weather conditions and other natural phenomena, including earthquakes and floods, may cause significant business interruptions and result in increased costs and liabilities and decreased revenues, which could have an adverse effect on our operating results, financial condition and liquidity.

We Are Dependent on Two Key Suppliers of Locomotives

Due to the capital intensive nature and sophistication of locomotives, there are strong barriers to entry for new suppliers. Therefore, if one of these suppliers would no longer produce locomotives, we could realize a significant increase in the cost and the potential for reduced availability of the locomotives that are necessary to our operations.

We May Be Subject to Various Claims and Lawsuits That Could Result in Significant Expenditures

The nature of our business exposes us to the potential for various claims and litigation related to labor and employment, personal injury and property damage, environmental and other matters. Therefore, we may be subject to claims or litigation that could involve significant expenditures.

We May Be Affected by Future Acts of Terrorism or War or Risk of War

Terrorist attacks, such as those that occurred on September 11, 2001, any government response thereto and war or risk of war may adversely affect our results of operations, financial condition, our ability to raise capital or our future growth. Our rail lines and facilities could be direct targets or indirect casualties of an act or acts of terror, which could cause significant business interruption and result in increased costs and liabilities and decreased revenues, which could have an adverse effect on our operating results and financial condition. Any act of terror, retaliatory strike, sustained military campaign or war or risk of war may have an adverse impact on our operating results and financial condition by causing or resulting in unpredictable operating or financial conditions, including disruptions of rail lines, volatility or sustained increase of fuel prices, fuel shortages, general economic decline and instability or weakness of financial markets which could restrict our ability to raise capital. In addition, insurance premiums charged for some or all of the coverages currently maintained by us could increase dramatically or certain coverages may not be available to us in the future.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a shelf registration process. Under this shelf registration statement, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. For further information about our business and the securities, you should refer to this registration statement and its exhibits. The exhibits to this registration statement contain the full text of certain contracts and other important documents summarized in this prospectus. Because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we may offer, you should review the full text of these documents. You can obtain the registration statement from the SEC as indicated under the heading “Where You Can Find More Information.”

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and the prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus and the prospectus supplement may only be used where it is legal to offer the securities. The information in this prospectus, as well as information we have previously filed with the SEC and incorporated by reference in this prospectus, is accurate only as of its date or as of the date of this prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

We file current, annual and quarterly reports, proxy statements and other information with the SEC. Our SEC filings are available at the SEC’s website on the World Wide Web at http://www.sec.gov. You may also read and copy any document we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference rooms and their copy charges. Our common stock is listed and traded on the New York Stock Exchange. You may also inspect the information we file with the SEC at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Our website is http://www.up.com. We make available free of charge on our website our most recent annual report on Form 10-K, our quarterly reports on Form 10-Q for the current fiscal year, current reports on Form 8-K, our most recent proxy statement and Forms 3, 4 and 5 filed on behalf of directors and executive officers and amendments to such reports filed or furnished pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. We also make available on our website, previously filed SEC reports and exhibits via a link to the SEC’s internet site at http://www.sec.gov. The reference to our website address does not constitute incorporation by reference of the information contained on the website and should not be considered part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933 with respect to the securities. This prospectus, which constitutes a part of that Registration Statement, does not include all the information contained in that Registration Statement and its exhibits. For further information with respect to the securities, you should consult the Registration Statement and its exhibits.

Statements contained in this prospectus concerning the provisions of any documents are not necessarily summaries of those documents and each statement is qualified in its entirety by reference to the copy of the document filed with the SEC. The Registration Statement and any of its amendments, including exhibits filed as a part of the Registration Statement or an amendment to the Registration Statement, are available for inspection and copying through the entities listed above.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information we file with them, which means that we will disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC after the date of this prospectus as part of an incorporated document will automatically update and supersede information contained in this prospectus.

We incorporate by reference the documents listed below:

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (as amended by Current Report on Form 8-K, dated December 15, 2003);

Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 (as amended by Current Report on Form 8-K, dated December 15, 2003), June 30, 2003 (as amended by Current Report on Form 8-K, dated December 15, 2003), and September 30, 2003; and

Our Current Reports on Form 8-K (to the extent such Current Report, or portion thereof, is deemed to be filed for purposes of the Exchange Act) dated January 22, 2003, February 19, 2003, March 24, 2003, June 5, 2003, August 4, 2003, October 31, 2003, November 5, 2003, and December 15, 2003.

We also incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus but before the end of the offering made by this prospectus.

You may request a copy of any filings referred to above, excluding exhibits, at no cost, by writing or telephoning us at the following address: Union Pacific Corporation, 1416 Dodge Street, Omaha, Nebraska 68179, Attention: Corporate Secretary (telephone (402) 271-5777).

THE COMPANY

We operate primarily in the area of rail transportation through our subsidiary Union Pacific Railroad Company (“UPRR”). Union Pacific Corporation was incorporated in Utah in 1969.

UPRR is the largest rail system in the United States, operating over 33,000 route miles linking Pacific Coast and Gulf Coast ports to the Midwest and eastern U.S. gateways, and providing several north/south corridors to key Mexican gateways. Currently, UPRR holds a 26% ownership interest in a consortium which was granted a 50-year concession to operate the Pacific-North and Chihuahua Pacific rail lines in Mexico. UPRR serves the western two-thirds of the country and maintains coordinated schedules with other carriers for the handling of freight to and from the Atlantic Coast, the Pacific Coast, the Southeast, the Southwest, Canada and Mexico. Export and import traffic is moved through Gulf Coast and Pacific Coast ports and across Mexican and Canadian borders. Major commodities hauled by UPRR are agricultural, automotive, chemicals, energy (primarily coal), industrial products and intermodal.

Recent Activities

In November 2003, Union Pacific completed the sale of its entire trucking interest through an underwritten initial public offering of all of the common stock of Overnite Corporation. Also in 2003, Union Pacific exercised its option to redeem all of the 6 1/4% convertible preferred securities with an aggregate outstanding amount of $1.5 billion.

Executive Offices

Our executive offices are located at 1416 Dodge Street, Omaha, Nebraska 68179, and our telephone number is (402) 271-5777.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated by reference, contains forward-looking statements as defined by the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements include, without limitation, statements regarding: expectations as to operational improvements; expectations as to cost savings, revenue growth and earnings; the time by which certain objectives will be achieved; estimates of costs relating to environmental remediation and restoration; proposed new products and services; expectations that claims, lawsuits, environmental costs, commitments, contingent liabilities, labor negotiations or agreements, or other matters will not have a material adverse effect on our consolidated financial position, results of operations or liquidity; and statements concerning projections, predictions, expectations, estimates or forecasts as to our financial and operational results, and future economic performance, statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management’s good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.

You should understand that the following important factors, in addition to those discussed in "Risk Factors" above and in the documents that are incorporated by reference in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements:

•	whether we are fully successful in implementing our financial and operational initiatives;

•	industry competition, conditions, performance and consolidation;

•	legislative and regulatory developments, including possible enactment of new tax rates and possible enactment of initiatives to re-regulate the rail industry;

•	natural events such as severe weather, fire, floods and earthquakes;

•	the effects of adverse general economic conditions, both within the United States and globally;

•	adverse economic or operational repercussions from terrorist activities and any governmental response thereto;

•	war or risk of war;

•	changes in fuel prices;

•	changes in labor costs;

•	labor stoppages; and

•	the outcome of claims and litigation, including those related to environmental contamination, personal injuries, and occupational illness arising from hearing loss, repetitive motion and exposure to asbestos and diesel fumes.

Forward-looking statements speak only as of the date the statement was made. We assume no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect thereto or with respect to other forward-looking statements.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows the ratio of earnings to fixed charges on a historical basis for each of the five years ended December 31, 2002 and the nine months ended September 30, 2003. We do not have any preferred stock outstanding. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

	Year Ended December 31,					Nine months ended September 30, 2003
	1998	1999	2000	2001	2002
Ratio of earnings to fixed charges	(a)	2.2	2.4	2.9	3.8	3.1

(a)	For the fiscal year ended December 31, 1998, fixed charges exceeded earnings by approximately $227 million.

The ratio of earnings to fixed charges has been computed on a consolidated basis. Earnings represent income before the cumulative effect of accounting charges, less equity in undistributed earnings of unconsolidated affiliates, plus fixed charges and income taxes. Fixed charges represent interest charges, amortization of debt discount and the estimated amount representing the interest portion of rental charges.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, including repayment of borrowings, working capital, capital expenditures, stock repurchase programs and acquisitions. Additional information on the use of net proceeds from the sale of offered securities will be described in a prospectus supplement relating to those securities.

DESCRIPTION OF DEBT SECURITIES

This section describes the general terms of the debt securities to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any debt securities to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular debt securities being offered differs from this prospectus, you should rely on the information in the prospectus supplement.

The debt securities will be issued under one or more indentures. We have entered into separate indentures with each of Citibank, N.A., as trustee, and JPMorgan Chase Bank, formerly The Chase Manhattan Bank, as trustee. We have filed copies of those indentures as exhibits to the registration statement. Alternatively, we may choose another trustee, who we will identify in a prospectus supplement relating to the particular debt securities being offered.

Summaries of some of the provisions of the indentures follow. The particular provisions of the indentures and terms defined in the indentures referred to below are incorporated by reference in this prospectus. Capitalized terms used in this section and not defined have the definitions given to them in the indentures.

General

We may offer debt securities for an aggregate principal amount of up to $1,000,000,000 under this prospectus. The debt securities may be either senior securities or subordinated securities, and will be unsecured unless we are required to secure the debt securities as described below under “Covenants.” The indentures do not limit the aggregate principal amount of debt securities, and we may issue debt securities up to the aggregate principal amount which may be authorized from time to time by the board of directors. (Section 301) Debt securities will be issued from time to time and offered on terms determined by market conditions at the time of sale.

Senior securities will be unsecured and will rank on a parity with all of our other unsecured and unsubordinated indebtedness. Subordinated securities will be unsecured and will be subordinated and junior to all “senior indebtedness,” which for this purpose includes any senior securities, to the extent provided in the applicable supplemental indenture and described in the prospectus supplement relating to that series.

We may issue the debt securities in one or more series with the same or various maturities at par, at a premium or at a discount. We may reopen a previous issue of a series of debt securities and issue additional debt securities of the series. If we sell any debt securities bearing no interest or interest at a rate which at the time of issuance is below market rates, we will sell such securities at a discount, which may be substantial, from their stated principal amount. Federal income tax consequences and other special considerations applicable to any such substantially discounted debt securities will be described in the related prospectus supplement.

The prospectus supplement that relates to specific debt securities will describe the following terms:

•	the designation, aggregate principal amount and authorized denominations of such debt securities;

•	the percentage of their principal amount at which such debt securities will be issued;

•	the date or dates on which the debt securities will mature;

•	the rate or rates, which may be fixed or floating, per year at which the debt securities will bear interest, if any, or the method of determining such rate or rates;

•	the date or dates on which any such interest will be payable, the date or dates on which payment of any such interest will commence and the Regular Record Dates for such Interest Payment Dates;

•	whether such debt securities are senior securities or subordinated securities;

•	the terms of any mandatory or optional redemption or repayment option, including any provisions for any sinking, purchase or other analogous fund;

•	the currency, currencies or currency units for which the debt securities may be purchased and the currency, currencies or currency units in which the principal thereof, any premium thereon and any interest thereon may be payable;

•	if the currency, currencies or currency units for which the debt securities may be purchased or in which the principal thereof, any premium thereon and any interest thereon may be payable is at our election or at the election of the purchaser, the manner in which such election may be made;

•	if the amount of payments on the debt securities is determined with reference to an index based on one or more currencies or currency units, changes in the price of one or more securities or changes in the price of one or more commodities, the manner in which such amounts may be determined;

•	the extent to which any of the debt securities will be issuable in temporary or permanent global form, or the manner in which any interest payable on a temporary or permanent global security will be paid;

•	whether the debt securities will be convertible or exchangeable into or for common stock, preferred stock or other debt securities and the conversion price or exchange ratio, the conversion or exchange period and any other conversion or exchange provisions;

•	information with respect to book-entry procedures, if any;

•	a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities; and

•	any other specific terms of the debt securities not inconsistent with the applicable indenture.

If we sell any of the debt securities for one or more foreign currencies or foreign currency units or if the principal of, any premium on, or any interest on any series of debt securities is payable in one or more foreign currencies or foreign currency units, the restrictions, elections, Federal income tax consequences, specific terms and other information with respect to such issue of debt securities and such currencies or currency units will be described in the related prospectus supplement.

Unless otherwise specified in the prospectus supplement, the principal of, any premium on, and any interest on the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee in New York, New York, provided that payment of interest, if any, may be made at our option by check mailed on or before the payment date, first class mail, to the address of the person entitled thereto as it appears on our registry books or the registry books of our agent.

Unless otherwise specified in the prospectus supplement, we will issue the debt securities only in fully registered form and in denominations of $1,000 and any integral multiple thereof. (Sections 301 and 302) No service charge will be made for any transfer or exchange of any debt securities, but we may, except in certain specified cases not involving any transfer, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305)

Global Securities

The debt securities of a series may be issued, in whole or in part, in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to such series. Global securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by:

•	the depositary for such global security to a nominee of such depositary;

•	a nominee of such depositary to such depositary or another nominee of such depositary; or

•	the depositary or any nominee of such depositary to a successor depositary or any nominee of such successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the related prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

Upon the issuance of a global security, the depositary for such global security or its nominee will credit, on its book entry registration and transfer system, the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons maintaining accounts with such depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such debt securities or by us if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to persons maintaining accounts with the applicable depositary (“participants”) or persons that may hold interests through participants. Ownership of beneficial interests in such global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable depositary or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may, impair the ability to transfer beneficial interests in a global security.

So long as the depositary for a global security, or its nominee, is the registered owner of such global security, such depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the individual debt securities of the series represented by such global security registered in their names,

•	will not receive or be entitled to receive physical delivery of any such debt securities of such series in definitive form and

•	will not be considered the owners or holders thereof under the applicable indenture governing such debt securities.

Payments of principal of, any premium on, and any interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security representing such debt securities. Neither we, the trustee for such debt securities, any paying agent, nor the security registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the global security for such debt securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the depositary for a series of debt securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent global security representing any of such debt securities, immediately will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global security for such debt securities as shown on the records of such depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue individual debt securities of such series in exchange for the global security representing such series of debt securities.

In addition, we may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any debt securities of a series represented by one or more global securities and, in such event, will issue individual debt securities of such series in exchange for the global security or securities representing such series of debt securities. Further, if we so specify with respect to the debt securities of a series, an owner of a beneficial interest in a global security representing debt securities of such series may, on terms acceptable to us, the trustee and the depositary for such global security, receive individual debt securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such debt securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities of the series represented by such global security equal in principal amount to such beneficial interest and to have such debt securities registered in its name. Individual debt securities of such series so issued will be issued in denominations, unless otherwise specified by us, of $1,000 and integral multiples thereof.

Senior Securities

The senior securities will be our direct, unsecured obligations, and will constitute senior indebtedness (in each case as defined in the applicable supplemental indenture) ranking on a parity with all of our other unsecured and unsubordinated indebtedness.

Subordinated Securities

The subordinated securities will be our direct, unsecured obligations. Our obligations pursuant to the subordinated securities will be subordinate in right of payment to the extent set forth in the applicable indenture and the applicable supplemental indenture to all senior securities (in each case as defined in the applicable supplemental indenture). Except to the extent otherwise set forth in a prospectus supplement, the indentures do not contain any restriction on the amount of senior indebtedness which we may incur.

The terms of the subordination of a series of subordinated securities, together with the definition of senior indebtedness related thereto, will be as set forth in the applicable supplemental indenture and the prospectus supplement relating to such series.

The subordinated securities will not be subordinated to our indebtedness that is not senior indebtedness, and our creditors who do not hold senior indebtedness will not benefit from the subordination provisions described herein. In the event of our bankruptcy or insolvency before or after maturity of the subordinated securities, such other creditors would rank equally and ratably with holders of the subordinated securities, subject, however, to the broad equity powers of the Federal bankruptcy court pursuant to which such court may, among other things, reclassify the claims of any series of subordinated securities into a class of claims having a different relative priority with respect to the claims of such other creditors or any other claims against us.

Definitions

Some of the terms defined in Section 101 of the indentures are summarized below.

“Debt” means indebtedness for money borrowed.

“Domestic Subsidiary” means a Subsidiary incorporated or conducting its principal operations within the United States or any State thereof.

“Mortgage” means any mortgage, pledge, lien, encumbrance, charge or security interest of any kind.

“Subsidiary,” when used with respect to us, means any corporation of which a majority of the outstanding voting stock is owned, directly or indirectly, by us or by one or more of our other Subsidiaries, or both.

Covenants

The indentures contain certain covenants, including the limitation on liens covenant summarized below, which will be applicable, unless waived or amended, so long as any of the debt securities are outstanding, unless stated otherwise in the prospectus supplement.

Limitation on Liens.    We will not, nor will we permit any Subsidiary to, create, assume, incur or suffer to exist any Mortgage upon any stock or indebtedness, whether owned on the date of the applicable indenture or thereafter acquired, of any Domestic Subsidiary, to secure any Debt of the Company or any other person (other than the debt securities), without in any such case making effective provision whereby all the outstanding debt securities shall be directly secured equally and ratably with such Debt. This restriction will not include any Mortgage upon stock or indebtedness of a corporation existing at the time such corporation becomes a Domestic Subsidiary or at the time stock or indebtedness of a Domestic Subsidiary is acquired and any extension, renewal or replacement of any such Mortgage. (Section 1006)

Consolidation, Merger, Sale or Conveyance

The indentures provide that we may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any person, unless:

•	the successor is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia, and expressly assumes by a supplemental indenture the due and punctual payment of the principal of, any premium on, and any interest on all the outstanding debt securities and the performance of every covenant in the applicable indenture to be performed or observed by us;

•	immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

•	we deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with the foregoing provisions relating to such transaction.

(Section 801) In case of any such consolidation, merger, conveyance or transfer, such successor corporation will succeed to and be substituted for us as obligor on the debt securities, with the same effect as if it had been named in the applicable indenture as us. (Section 802) Other than the limitation on liens described above, the indentures and the debt securities do not contain any covenants or other provisions designed to protect holders of debt securities in the event of a highly leveraged transaction involving us or any Subsidiary.

Events of Default; Waiver and Notice Thereof; Debt Securities in Foreign Currencies

The following events are defined in each indenture as “Events of Default” with respect to a series of debt securities issued under such indenture:

1.    default for 30 days in payment of any interest on the debt securities of such series;

2.    default in payment of principal of or any premium on the debt securities of such series at maturity;

3.    default in payment of any sinking or purchase fund or analogous obligation, if any, on the debt securities of such series;

4.    a default by us in the performance of any other covenant or warranty contained in the applicable indenture for the benefit of such series which shall not have been remedied for a period of 90 days after we receive notice as specified in the applicable indenture; and

5.    certain events of our bankruptcy, insolvency and reorganization.

(Section 501) A default under other indebtedness of the Company will not be a default under the indentures and a default under one series of debt securities will not necessarily be a default under another series. Any additions, deletions or other changes to the Events of Default which will apply to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

The indentures provide that if an Event of Default described in clause (1), (2), (3) or (4) above (if the Event of Default under clause (4) is with respect to less than all series of debt securities then outstanding) shall have occurred and is continuing with respect to any series, either the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding (each such series acting as a separate class) may declare the principal amount, or, if any series are original issue discount securities, such portion of the principal amount as specified in such series, of all outstanding debt securities of such series and the interest accrued thereon, if any, to be due and payable immediately. The indentures provide that if an Event of Default described in clause (4) or (5) above (if the Event of Default under clause (4) is with respect to all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of at least 25% in aggregate principal amount of all debt securities then outstanding, treated as one class, may declare the principal amount, or, if any series are original issue discount securities, such portion of the principal amount as specified in such series, of all debt securities then outstanding and the interest accrued thereon, if any, to be due and payable immediately. Upon certain conditions, such declarations may be annulled and past defaults may be waived by the holders of at least a majority in aggregate principal amount of the debt securities of such series then outstanding on behalf of the holders of all debt securities. However, defaults in the payment of principal of, any premium on, or any interest on such debt may not be waived. (Sections 502 and 513)

Under the indentures, the trustee must give to the holders of each series of debt securities notice of all uncured defaults known to it with respect to such series within 90 days after such a default occurs (the term default to include the events specified above without notice or grace periods). However, except in the case of default in the payment of principal of, any premium on, or any interest on any of the debt securities, or default in the payment of any sinking or purchase fund installment or analogous obligations, the trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. (Section 602)

Holder of any debt securities of any series may not institute any action under the applicable indenture unless:

•	such holder shall have given the trustee written notice of a continuing Event of Default with respect to such series;

•	the holders of not less than 25% in aggregate principal amount of the debt securities of such series then outstanding shall have requested the trustee to institute proceedings in respect of such Event of Default;

•	such holder or holders shall have offered the trustee such reasonable indemnity as the trustee may require;

•	the trustee shall have failed to institute an action for 60 days thereafter; and

•	no inconsistent direction shall have been given to the trustee during such 60-day period by the holders of a majority in aggregate principal amount of debt securities of such series. (Section 507)

The holders of a majority in aggregate principal amount of the debt securities of any series affected and then outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to such series of debt securities. (Section 512) The indentures provide that, in case an Event of Default shall occur and be continuing, the trustee, in exercising its rights and powers under the applicable indenture, will be required to use the degree of care of a prudent man in the conduct of his own affairs. (Section 601) The indentures further provide that the trustee shall not be required to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture unless it has reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is reasonably assured to it. (Section 601)

We must furnish to the trustee within 120 days after the end of each fiscal year a statement signed by one of certain of our officers stating that a review of our activities during such year and of our performance under the applicable indenture and the terms of the debt securities has been made, and, to the best of the knowledge of the signatory based on such review, we have complied with all conditions and covenants of the applicable indenture or, if we are in default, specifying such default. (Section 1004)

If any debt securities are denominated in a coin or currency other than that of the United States, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action as herein described, the principal amount of such debt securities shall be deemed to be that amount of United States dollars that could be obtained for such principal amount on the basis of the spot rate of exchange into United States dollars for the currency in which such debt securities are denominated (as evidenced to the trustee by an Officers’ Certificate) as of the date the taking of such action by the holders of such requisite principal amount is evidenced to the trustee as provided in the indentures. (Section 104)

If any debt securities are Original Issue Discount Securities, then for the purposes of determining whether the holders of the requisite principal amount of debt securities have taken any action herein described, the principal amount of such debt securities shall be deemed to be the portion of such principal amount that would be due and payable at the time of the taking of such action upon a declaration of acceleration of maturity thereof. (Section 101)

Modification of the Indentures

We and the trustee may, without the consent of the holders of the debt securities, enter into one or more supplemental indentures for, among others, one or more of the following purposes, provided that in the case of clauses (2), (3), (4) and (6), the interests of the holders of debt securities would not be adversely affected:

1.    to evidence the succession of another corporation to us, and the assumption by such successor of our obligations under the applicable indenture and the debt securities of any series;

2.    to add covenants by us, or surrender any of our rights conferred by the applicable indenture, for the benefit of the holders of debt securities of any or all series;

3.    to cure any ambiguity, omission, defect or inconsistency in or make any other provision with respect to questions arising under the applicable indenture;

4.    to establish the form or terms of any series of debt securities, including any subordinated securities;

5.    to evidence and provide for the acceptance of any successor trustee with respect to one or more series of debt securities or to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture; and

6.    to provide any additional Events of Default. (Section 901)

The indentures or the rights of the holders of the debt securities may be modified by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the debt securities of each series affected by such modification then outstanding, but no such modification may be made without the consent of the holder of each outstanding debt security affected thereby which would:

•	change the maturity of any payment of principal of, or any premium on, or any installment of interest on any debt security, or reduce the principal amount thereof or the interest or any premium thereon, or change the method of computing the amount of principal thereof or interest thereon on any date or change any place of payment where, or the coin or currency in which, any debt security or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity thereof, or, in the case of redemption or repayment, on or after the redemption date or the repayment date, as the case may be;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such modification, or the consent of whose holders is required for any waiver of compliance with certain provisions of the applicable indenture or certain defaults thereunder and their consequences provided for in the applicable indenture; or

•	modify any of the provisions of certain sections of the applicable indenture, including the provisions summarized in this paragraph, except to increase any such percentage or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby. (Section 902)

Defeasance of the Indentures and Debt Securities

If the terms of any series of debt securities so provide, we will be deemed to have paid and discharged the entire indebtedness on all the outstanding debt securities of such series by, in addition to meeting certain other conditions, depositing with the trustee either:

(1)  as trust funds in trust an amount sufficient to pay and discharge the entire indebtedness on all debt securities of such series for principal, premium, if any, and interest; or

(2)  as obligations in trust such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the debt securities are denominated as will, together with the income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all such debt securities for principal, premium, if any, and interest, and satisfying certain other conditions precedent specified in the applicable indenture.

(Section 403) In the event of any such defeasance, holders of such debt securities would be able to look only to such trust fund for payment of principal of, any premium on, and any interest on their debt securities.

A defeasance is likely to be treated as a taxable exchange by holders of the relevant debt securities for an issue consisting of either obligations of the trust or a direct interest in the cash and securities held in the trust, with the result that such holders would be required for tax purposes to recognize gain or loss as if such obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. In addition, if the holders are treated as the owners of their proportionate share of the cash or securities held in trust, such holders would then be required to include in their income for tax purposes any income, gain or loss attributable thereto even though no cash was actually received. Thus, such holders might be required to recognize income for tax purposes in different amounts and at different times than would be recognized in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences of defeasance.

Concerning the Trustees

Citibank, N.A. and JPMorgan Chase Bank conduct normal banking relationships with us and certain of our subsidiaries and, in addition, are participants in various financial agreements of the Company. Citibank, N.A. and JPMorgan Chase Bank act as trustee under certain equipment trust agreements of UPRR and trustee under various indentures in respect of certain of our securities and of securities of our subsidiaries.

DESCRIPTION OF PREFERRED STOCK

This section describes the general terms of the preferred stock to which any prospectus supplement may relate. A prospectus supplement will describe the terms relating to any preferred stock to be offered in greater detail, and may provide information that is different from this prospectus. If the information in the prospectus supplement with respect to the particular preferred stock being offered differs from this prospectus, you should rely on the information in the prospectus supplement. We may offer up to $1,000,000,000 of preferred stock under this prospectus.

Summaries of some of the provisions of our revised articles of incorporation follow. We have filed a copy of the revised articles of incorporation as an exhibit to the registration statement. A certificate of amendment to the revised articles of incorporation will specify the terms of the preferred stock being offered, and will be filed as an exhibit to the registration statement or incorporated by reference before the preferred stock is issued.

The revised articles of incorporation authorize us to issue up to 20,000,000 shares of preferred stock, without par value. No shares of preferred stock are currently outstanding, and no shares are reserved for issuance. The board of directors is authorized to issue preferred stock in one or more series from time to time, with such designations, preferences and relative participating, optional or other special rights and qualifications, limitations and restrictions thereof, as may be provided in resolutions adopted by the board of directors. All shares of any one series of preferred stock will be identical, except that shares of any one series issued at different times may differ as to the dates from which dividends may be cumulative. All series shall rank equally and shall provide for other terms as described in the applicable prospectus supplement.

Preferred stock of a particular series will have the dividend, liquidation, redemption, conversion and voting rights described below unless otherwise provided in the prospectus supplement relating to that series. You should refer to the prospectus supplement relating to preferred stock being offered for a description of specific terms, including:

•	the distinctive serial designation and the number of shares constituting the series;

•	the dividend rate or rates, the payment date or dates for dividends and the participating or other special rights, if any, with respect to dividends;

•	any redemption, sinking or retirement fund provisions applicable to the preferred stock;

•	the amount or amounts payable upon the shares of preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up prior to any payment or distribution of our assets to the holders of any class or classes of stock which are junior in rank to the preferred stock; and

•	any terms for the conversion into or exchange for shares of common stock, shares of preferred stock or debt securities.

The term “class or classes of stock which are junior in rank to the preferred stock” means our common stock, and any other class or classes of our stock hereafter authorized which rank junior to the preferred stock as to dividends or upon liquidation.

Dividends

Holders of preferred stock will be entitled to receive, when, as and if declared by the board of directors out of our funds legally available therefor, cash dividends payable on such dates in March, June, September and December of each year and at such rates per share per year as set forth in the applicable prospectus supplement. The prospectus supplement will also indicate the applicable record dates regarding the payment of dividends. The holders of preferred stock will be entitled to such cash dividends before any dividends on any class of stock junior in rank to preferred stock shall be declared or paid or set apart for payment. Whenever dividends shall not have been so paid or declared or set apart for payment upon all shares of each series of preferred stock, such dividends shall be cumulative and shall be paid, or declared and set apart for payment, before any dividends can be declared or paid on any class or classes of our stock junior in rank to the preferred stock. Any such accumulations of dividends on preferred stock shall not bear interest. The foregoing shall not apply to dividends payable in shares of any class or classes of stock junior in rank to the preferred stock.

Convertibility

No series of preferred stock will be convertible into, or exchangeable for, shares of common stock, shares of preferred stock or any other class or classes of our stock or debt securities except as set forth in the related prospectus supplement.

Redemption and Sinking Fund

No series of preferred stock will be redeemable or receive the benefit of a sinking, retirement or other analogous fund except as set forth in the related prospectus supplement.

Liquidation Rights

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of any series of preferred stock will be entitled to receive payment of or to have set aside for payment the liquidation amount per share, if any, specified in the related prospectus supplement, in each case together with any applicable accrued and unpaid dividends, before any distribution to holders of common stock or any class of stock junior in rank to the preferred stock. A voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of our property or assets to, or our consolidation or merger with one or more corporations, shall not be deemed to be our liquidation, dissolution or winding up for purposes of this paragraph.

Voting Rights

Except as provided below, holders of preferred stock shall be entitled to one vote for each share held and shall vote together with the holders of common stock as one class for the election of directors and upon all other matters which may be voted upon by our stockholders. Holders of preferred stock shall not possess cumulative voting rights in the election of directors. See “Description of Common Stock—Voting Rights” for a discussion of voting rights in the election of directors.

If dividends on the preferred stock shall be in arrears in an aggregate amount at least equal to six quarterly dividends, then the holders of all series of preferred stock, voting separately as one class, shall be entitled, at the next annual meeting of our stockholders or at a special meeting held in place thereof, or at a special meeting of the holders of the preferred stock called as provided below, to elect two directors to our board of directors. While the holders of preferred stock are so entitled to elect two directors, they shall not be entitled to participate with the common stock in the election of any other members of our board of directors. Whenever all arrearages in dividends on the preferred stock shall have been paid and dividends thereon for the current quarterly period shall have been paid or declared and a sum sufficient for the payment thereof set aside, then the right of the holders of the preferred stock to elect two directors shall cease, provided that such voting rights shall again vest in the case of any similar future arrearages in dividends.

At any time after the right to vote for two directors shall have vested in the preferred stock, our secretary may, and, upon the written request of the holders of record of 10% or more of the shares of preferred stock then outstanding, shall call a special meeting of the holders of the preferred stock for the election of the directors to be elected by them, to be held within 30 days after such call and at the place and upon the notice provided by law and in our by-laws for the holding of meetings of stockholders. The secretary shall not be required to call such meeting in the case of any such request received less than 90 days before the date fixed for any annual meeting of our stockholders. If any such special meeting shall not be called by the secretary within 30 days after receipt of any such request, then the holders of record of 10% or more of the shares of preferred stock then outstanding may designate in writing one of their number to call such meeting, and the person so designated may call such meeting to be held at the place and upon the notice provided above and for that purpose shall have access to our stock ledger. No such special meeting and no adjournment thereof shall be held on a date later than 30 days before the annual meeting of our stockholders or a special meeting held in place thereof next succeeding the time when the holders of the preferred stock become entitled to elect directors as provided above.

If any meeting of our stockholders shall be held while holders of preferred stock are entitled to elect two directors as provided above, and if the holders of at least a majority of the shares of preferred stock then outstanding shall be present or represented by proxy at such meeting or any adjournment thereof, then, by vote of the holders of at least a majority of the shares of preferred stock present or so represented at such meeting, the then authorized number of our directors shall be increased by two, and the holders of the preferred stock shall be entitled to elect the additional directors at such meeting. Each such additional director so elected shall hold office beyond the annual meeting of the stockholders or a special meeting held in place thereof next succeeding the time when the holders of the preferred stock become entitled to elect two directors as provided above. Whenever the holders of the preferred stock shall be divested of special voting power as provided above, the terms of office of all persons elected as directors by the holders of the preferred stock as a class shall forthwith terminate, and the authorized number of our directors shall be reduced accordingly.

The affirmative vote or consent of 66 2/3% of all shares of preferred stock outstanding shall be required before we may:

•	create any other class or classes of stock prior in rank to the preferred stock, either as to dividends or upon liquidation, or increase the number of authorized shares of such class of stock; or

•	amend, alter or repeal any provisions of our revised articles of incorporation adopted by the board of directors providing for the issuance of any series of preferred stock so as to adversely affect the preferences, rights or powers of the preferred stock.

The affirmative vote or consent of at least a majority of the shares of preferred stock at the time outstanding shall be required for us to:

•	increase the authorized number of shares of preferred stock;

•	create or increase the authorized number of shares of any other class of stock ranking on a parity with the preferred stock either as to dividends or upon liquidation; or

•	sell, lease or convey all or substantially all of our property or business, or voluntarily liquidate, dissolve or wind up the Company, or merge or consolidate the Company with any other corporation unless the resulting or surviving corporation will have after such merger or consolidation no stock either authorized or outstanding (except such stock of the corporation as may have been authorized or outstanding immediately preceding such merger or consolidation, or such stock of the resulting or surviving corporation as may be issued in exchange therefor) prior in rank either as to dividends or upon liquidation to the preferred stock or the stock of the resulting or surviving corporation issued in exchange therefor.

No consent of the holders of preferred stock shall be required in connection with any mortgaging or other hypothecation by us of all or any part of our property or business.

Transactions with Ten Percent Stockholders

Our revised articles of incorporation provide that certain transactions between us and a beneficial owner of more than 10% of our voting stock (which includes preferred stock) must either:

•	be approved by a majority of our voting stock other than that held by such beneficial owner;

•	satisfy minimum price and procedural criteria; or

•	be approved by a majority of our directors who are not related to such beneficial owner.

The transactions covered by these provisions include mergers, consolidations, sales or dispositions of assets, adoption of a plan of liquidation or dissolution, or other transactions involving a beneficial owner of more than 10% of our voting stock.

Miscellaneous

The preferred stock offered hereby has no preemptive rights, is not liable for further assessments or calls and will be fully paid and non-assessable upon issuance. Shares of preferred stock which have been issued and reacquired in any manner by us shall resume the status of authorized and unissued shares of preferred stock and shall be available for subsequent issuance. There are no restrictions on repurchase or redemption of the preferred stock while there is any arrearage in dividends or sinking fund installments except as may be set forth in the related prospectus supplement.

Transfer Agent and Registrar

The transfer agent and registrar for each series of preferred stock will be described in the related prospectus supplement.

DESCRIPTION OF COMMON STOCK

This section describes the general terms of the common stock. We have filed a copy of our revised articles of incorporation as an exhibit to the registration statement. The common stock and the rights of common stockholders are subject to the applicable provisions of the Utah Revised Business Corporation Act and our revised articles of incorporation. We are presently authorized to issue 500,000,000 shares of common stock, par value $2.50 per share. At November 30, 2003, an aggregate of 256,186,221 shares of common stock were outstanding. We may offer up to $1,000,000,000 of common stock under this prospectus.

Dividends

Subject to the rights of holders of any preferred stock which may be issued, the holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of any legally available funds. We may not pay dividends on common stock, other than dividends payable in common stock or any other class or classes of stock junior in rank to the preferred stock as to dividends or upon liquidation, unless all dividends accrued on outstanding preferred stock have been paid or declared and set apart for payment.

Voting Rights

Holders of common stock are entitled to one vote for each share held. Except as provided in the related prospectus supplement, any series of preferred stock will be entitled, with certain exceptions, to vote together with the holders of common stock as one class for the election of directors and upon all matters voted upon by shareholders. See “Description of Preferred Stock—Voting Rights.” In voting for the election of directors, holders of common stock shall not have the right to cumulate their votes. Notwithstanding that stockholders shall not be entitled to cumulate votes in the election of directors, no director may be removed if the votes of a sufficient number of shares are cast against removal which, at an election of the board of directors, would have been sufficient to elect that director if cumulative voting were applicable.

Liquidation Rights

Any preferred stock would be senior to the common stock as to distributions upon our liquidation, dissolution or winding up. After distribution in full of the preferential amounts to be distributed to holders of preferred stock, holders of common stock will be entitled to receive all of our remaining assets available for distribution to stockholders in the event of voluntary or involuntary liquidation.

Transactions With Ten Percent Stockholders

The revised articles of incorporation provide for certain voting rights for the holders of our voting stock (including common stock) in the case of certain transactions between us and a beneficial owner of more than 10% of our voting stock. See “Description of Preferred Stock—Transactions With Ten Percent Stockholders.”

Miscellaneous

The common stock is not redeemable, has no preemptive or conversion rights and is not liable for further assessments or calls. All shares of common stock offered hereby will be fully paid and non-assessable.

Transfer Agent and Registrar

Computershare Trust Company of New York is the transfer agent and registrar for the common stock. The common stock is listed on the New York Stock Exchange.

DESCRIPTION OF SECURITIES WARRANTS

We may issue securities warrants for the purchase of debt securities or preferred stock. Securities warrants may be issued independently or together with any debt securities or shares of preferred stock offered by any prospectus supplement and may be attached to or separate from such debt securities or shares of preferred stock. The securities warrants will be issued under warrant agreements to be entered into between us and Citibank, N.A. or JPMorgan Chase Bank, as warrant agent, or such other bank or trust company as is named in the prospectus supplement relating to the particular issue of securities warrants. The warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The following summaries of certain provisions of the form of warrant agreement and securities warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable warrant agreement and the securities warrants.

General

If securities warrants are offered, the prospectus supplement will describe the terms of the securities warrants, including the following if applicable to the particular offering:

•	the offering price;

•	the currency, currencies or currency units for which securities warrants may be purchased;

•	the designation, aggregate principal amount, currency, currencies or currency units and terms of the debt securities purchasable upon exercise of the warrants and the price at which such debt securities may be purchased upon such exercise;

•	the designation, number of shares and terms of the series of preferred stock purchasable upon exercise of the securities warrants to purchase preferred stock and the price at which such shares of preferred stock may be purchased upon such exercise;

•	the designation and terms of the debt securities or preferred stock with which the securities warrants are issued and the number of securities warrants issued with each such debt security or share of preferred stock;

•	the date on and after which the securities warrants and the related debt securities or preferred stock will be separately transferable;

•	the date on which the right to exercise the securities warrants shall commence and the date (the “Expiration Date”) on which such right shall expire;

•	whether the securities warrants will be issued in registered or bearer form;

•	a discussion of certain Federal income tax, accounting and other special considerations, procedures and limitations relating to the securities warrants; and

•	any other terms of the securities warrants.

We may exchange securities warrants for new securities warrants of different denominations. Securities warrants in registered form may be presented for registration of transfer. Securities warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their securities warrants, holders of securities warrants will not have any of the rights of holders of the debt securities or shares of preferred stock purchasable upon such exercise, including the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indenture or to receive payments of dividends, if any, on the preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Securities Warrants

Each securities warrant will entitle the holder to purchase such principal amount of debt securities or such number of shares of preferred stock at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the securities warrant. Securities warrants may be exercised at such times as are set forth in the prospectus supplement relating to such securities warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by us), unexercised securities warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, securities warrants may be exercised by delivery to the warrant agent of the certificate evidencing such securities warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase the debt securities or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the securities warrants. Upon receipt of such payment and the certificate representing the securities warrants to be exercised properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities or shares of preferred stock purchasable upon such exercise. If fewer than all of the securities warrants represented by such certificate are exercised, a new certificate will be issued for the remaining amount of securities warrants.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus through underwriters or dealers, through agents, directly to purchasers, or through a combination of any such methods of sale. Any such underwriter, dealer or agent may be deemed to be an underwriter within the meaning of the Securities Act of 1933. The prospectus supplement relating to the offered securities will set forth their offering terms, including the following:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities offered and the proceeds to us from such sale;

•	any underwriting discounts, commissions and other items constituting compensation to underwriters, dealers or agents;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers; and

•	any securities exchanges on which the offered securities may be listed.

If underwriters or dealers are used in the sale, the offered securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, or at prices related to such prevailing market prices, or at negotiated prices. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the offered securities will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

Offered securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of securities to hedge their position, deliver this prospectus in connection with some or all of those sales and use the securities covered by this prospectus to close out any loan of securities or short position created in connection with those sales.

We may effect sales of securities in connection with forward sale agreements with third parties. Any distribution of securities pursuant to any forward sale agreement may be effected from time to time in one or more transactions that may take place through the New York Stock Exchange, including block trades or ordinary broker’s transactions, or through broker-dealers acting either as principal or agent, or through privately negotiated transactions, or through an underwritten public offering, or through a combination of any such methods of sale, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated or fixed prices.

We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

When securities are to be sold to underwriters, unless otherwise set forth in the applicable prospectus supplement, the underwriters’ obligations to purchase those securities will be subject to certain conditions precedent. If the underwriters purchase any of the securities, they will be obligated to purchase all of the securities. The underwriters will acquire the securities for their own accounts and may resell them, either directly to the public or to securities dealers, at various times in one or more transactions, including negotiated transactions, either at a fixed public offering price or at varying prices determined at the time of sale.

Any initial public offering price and any concessions allowed or reallowed to dealers may be changed intermittently.

Unless otherwise indicated in the applicable prospectus supplement, when securities are sold through an agent, the designated agent will agree, for the period of its appointment as agent, to use its best efforts to sell the securities for our account and will receive commissions from us as will be set forth in the applicable prospectus supplement.

Securities bought in accordance with a redemption or repayment under their terms also may be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing by one or more firms acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed by them.

Underwriters, dealers and agents may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution by us to payments they may be required to make in respect thereof. The terms and conditions of such indemnification will be described in an applicable prospectus supplement. Underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of offered securities other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom offered securities are sold by us for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any offered securities.

Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Securities and Exchange Act of 1934. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids to do not exceed a specified maximum. The underwriters may over-allot offered securities, thereby creating a short position in the underwriters’ account. Syndicate covering transactions involve purchases of offered securities in the open market after the distribution has been completed to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

This prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format may be made available on the Internet sites of, or through other online services maintained by, us and/or one or more of the agents and/or dealers participating in an offering of securities, or by their affiliates. In those cases, prospective investors may be able to view offering terms online and, depending upon the particular agent or dealer, prospective investors may be allowed to place orders online.

Other than this prospectus, the applicable prospectus supplement and any applicable pricing supplement in electronic format, the information on our or any agent’s or dealer’s web site and any information contained in any other web site maintained by any agent or dealer is not part of this prospectus, the applicable prospectus supplement and any applicable pricing supplement or the registration statement of which they form a part; has not been approved or endorsed by us or by any agent or dealer in its capacity as an agent or dealer, except, in each case, with respect to the respective web site maintained by such entity; and should not be relied upon by investors.

LEGAL OPINIONS

The validity of the offered securities will be passed upon for us by James J. Theisen, Jr., Esquire, Senior Corporate Counsel of the Company, or another senior corporate counsel designated by us. Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019, will pass upon the validity of the offered securities for the underwriters, dealers or agents, unless otherwise specified in the prospectus supplement. As of November 30, 2003, Mr. Theisen beneficially owns 1,125 shares of common stock, including retention shares granted under our 1993 Stock Option and Retention Stock Plan and 2001 Stock Incentive Plan, and holds options to purchase 1,600 additional shares of the common stock. Cravath, Swaine & Moore has provided legal services from time to time to us and our affiliates.

EXPERTS

The consolidated financial statements and the related consolidated financial statement schedule of the Company and our subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002, incorporated in this prospectus by reference from our Current Report on Form 8-K, filed on December 15, 2003, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

$250,000,000

6.25% Debentures due 2034

PROSPECTUS SUPPLEMENT

April 29, 2004

Citigroup

Credit Suisse First Boston

JPMorgan

BNP PARIBAS

Merrill Lynch & Co.

Lazard

Barclays Capital

Daiwa Securities America Inc.

ABN AMRO Incorporated

SunTrust Capital Markets, Inc.